Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-129714, 333-126771, 333-51496 and 333-104389) pertaining to the stock option plans of Scottish Re Group Limited and (Form S-3 No. 333-113030) pertaining to the shelf registration of securities of Scottish Re Group Limited of our reports dated March 13, 2006, with respect to the consolidated financial statements of Scottish Re Group Limited, Scottish Re Group Limited's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Scottish Re Group Limited, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.


/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 13, 2006